Exhibit A

AGREEMENT

The undersigned agree that this Schedule 13D amendment, dated June 2, 2025, relating to the Common Stock, $0.01 par value per share of Streamline Health Solutions Inc. shall be filed on behalf of the undersigned.

June 2, 2025
(Date)

Harbert Discovery Fund, LP

By:	Harbert Discovery Fund GP, LLC,
its General Partner

By:	Harbert Management Corporation,
its Managing Member

By:	/s/ John McCullough
Executive Vice President and General Counsel

Harbert Discovery Fund GP, LLC

By:	Harbert Management Corporation,
its Managing Member

By:	/s/ John McCullough
Executive Vice President and General Counsel

Harbert Fund Advisors, Inc.

By:	/s/ John McCullough
Executive Vice President and General Counsel

Harbert Management Corporation

By:	/s/ John McCullough
Executive Vice President and General Counsel

s/ Jack Bryant
Jack Bryant

/s/ Kenan Lucas
Kenan Lucas

/s/ Raymond Harbert
Raymond Harbert